Exhibit 99.1.

Filed by Finward Bancorp pursuant to Rule 425

under the Securities Act of 1933 and deemed filed

pursuant to Rule 14a-12 of the Securities

Exchange Act of 1934

Subject Company: Finward Bancorp

Commission File No. 000-26128

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
NOVEMBER 9, 2021	CONTACT SHAREHOLDER SERVICES
(219) 853-7575

FINWARD BANCORP

ANNOUNCES EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED

SEPTEMBER 30, 2021

Munster, Indiana - Finward Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported net income of $11.7 million, or $3.35 per share, for the nine months ended September 30, 2021. Net income for the nine months ended September 30, 2021, decreased by $999 thousand (7.9%), from the nine months ended September 30, 2020, primarily due to higher noninterest expense and lower noninterest income. For the nine months ended September 30, 2021, the return on average assets (ROA) was 0.98% and the return on average equity (ROE) was 9.96%.

For the quarter ended September 30, 2021, the Bancorp’s net income totaled $3.5 million, or $1.02 per share. Net income for the quarter ended September 30, 2021, decreased by $1.1 million (24.5%), from the quarter ended September 30, 2020, primarily due to higher noninterest expense and lower noninterest income. For the third quarter of 2021, the ROA was 0.87% and the ROE was 8.90%.

During the nine months ended September 30, 2021, total assets increased by $113.6 million (7.6%), with interest-earning assets increasing by $110.6 million (7.9%). On September 30, 2021, interest-earning assets totaled $1.5 billion compared to $1.4 billion at December 31, 2020. Earning assets represented 93.8% of total assets at September 30, 2021, and 93.5% of total assets at December 31, 2020. The increase in total assets and interest earning assets for the nine months was primarily the result of increased securities and interest-bearing cash balances related to strong core deposit growth.

“The third quarter was another strong quarter for Finward Bancorp, with earnings steady from the prior quarter. Commercial loan demand is healthy, and mortgage lending activity was stable from the prior quarter. Nearly 85% of our employees have been vaccinated, allowing us to focus on our customers and our business strategy. Overall, economic conditions remain strong locally, and we are well positioned to take advantage of opportunities in the market,” said Benjamin Bochnowski, President & CEO. “PPP fees continue to come in to support income, and interest expense saw further reduction. Other bank services such as Wealth Management are outperforming last year’s levels. Credit is healthy, with another quarter of net recoveries and normalized provision levels.”

“We are also focusing on the best ways to serve our customers as we work on closing and integrating our pending merger with Royal Financial. We recently announced the consolidation of our three Orland Park branches down to two in response to shifting customer preferences, and executed a pilot project with Purdue University Northwest. In this innovative partnership, we were able to enter into a donation-leaseback arrangement with the University. The University will have space to help build out their economic corridor, and we will maintain a branch presence while reducing operating costs for the branch by over 60%. We expect to find similar opportunities to optimize our delivery channels in the coming quarters,” said Bochnowski. “The regulatory applications for our pending acquisition of Royal Financial have been filed, and efforts remain on track for close in the early first quarter 2022. Integration remains on track for the second quarter of 2022. Additionally, our listing application was also approved late in October, and I am proud to say that our first day of trading on the NASDAQ Capital Market was November 3, 2021. This is an important milestone in our evolution as a company and am incredibly proud of the work that our team put in to get us here,” he continued.

Net Interest Income

Net interest income was $36.1 million for the nine months ended September 30, 2021, an increase of $2.3 million (6.9%), compared to $33.8 million for the nine months ended September 30, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.49% for the nine months ended September 30, 2021, compared to 3.62% for the nine months ended September 30, 2020. Net interest income was $12.2 million for the quarter ended September 30, 2021, an increase of $512 thousand (4.4%), compared to $11.7 million for the quarter ended September 30, 2020. The Bancorp’s net interest margin on a tax-adjusted basis was 3.46% for the quarter ended September 30, 2021, compared to 3.58% for the quarter ended September 30, 2020. The increased net interest income for the quarter and the nine months was primarily the result of lower interest expense attributable to the Bancorp’s ability to manage through the current historically low interest rate cycle. The decrease in the net interest margin is a result of lower reinvestment rates on the Bancorp’s loan and securities portfolios. Management has adjusted deposit pricing to align with the current interest rate cycle and remains prepared to adjust rates paid on interest bearing deposits.

Noninterest Income

Noninterest income from banking activities totaled $12.1 million for the nine months ended September 30, 2021, compared to $13.4 million for the nine months ended September 30, 2020, a decrease of $1.3 million or 9.7%. Noninterest income from banking activities totaled $4.1 million for the quarter ended September 30, 2021, compared to $4.9 million for the quarter ended September 30, 2020, a decrease of $709 thousand or 14.6%. The decrease in gain on sale of loans for the current quarter and nine-month period is the result of significant refinance activity in the prior year due to the economic and rate environment, which resulted in more loans originated and sold. The increase in fees and service charges for the nine-month period is primarily the result of changes in customer usage of bank services as our community recovers from the pandemic. The increase in wealth management income for the current quarter and nine-month period is the result of the Bancorp’s continued focus on expanding its wealth management line of business. The increase in gains on the sale of securities for the current quarter is a result of current market conditions and actively managing the portfolio.

Noninterest Expense

Noninterest expense totaled $33.9 million for the nine months ended September 30, 2021, compared to $30.1 million for the nine months ended September 30, 2020, an increase of $3.8 million or 12.5%. Noninterest expense totaled $12.4 million for the quarter ended September 30, 2021, compared to $10.0 million for the quarter ended September 30, 2020, an increase of $2.4 million or 23.6%. The increase in compensation and benefits for the current quarter and nine-month period is primarily the result of management’s continued focus on talent management and retention. The increase in occupancy and equipment for the current quarter and nine-month period is primarily related to facilities improvement efforts aimed at enhancing technology and efficiency. The increase in data processing expense for the current quarter and nine-month period is primarily the result of increased system utilization. The increase in marketing expense for the current quarter and nine-month period is the result of increased marketing and rebranding initiatives. The increase in other operating expenses for the current quarter and nine-month period is primarily the result of investments in strategic initiatives focusing on technological advancements and growth of the organization.

The Bancorp’s efficiency ratio was 75.87% for the quarter ended September 30, 2021, compared to 60.66% for the quarter ended September 30, 2020. The Bancorp’s efficiency ratio was 70.26% for the nine months ended September 30, 2021, compared to 63.83% for the nine months ended September 30, 2020. The increase in the efficiency ratio is the result of lower noninterest income and higher noninterest expense. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $956.4 million at September 30, 2021, compared to $965.1 million at December 31, 2020, a decrease of $8.8 million or 0.9%. The decrease in loan balances is primarily the result of forgiveness and payoff of Paycheck Protection Program loans, and runoff of the 1-4 family residential first lien portfolio due to continued refinance activity due to continued historically low lending rates. During the nine months ended September 30, 2021, the Bancorp originated $258.1 million in new commercial loans, compared to $269.5 million during the nine months ended September 30, 2020. During the nine months ended September 30, 2021, the Bancorp originated $120.1 million in new fixed rate mortgage loans for sale, compared to $171.2 million during the nine months ended September 30, 2020. The loan portfolio is 63.4% of earning assets and is comprised of 63.4% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $531.0 million at September 30, 2021, compared to $410.7 million at December 31, 2020, an increase of $120.3 million or 29.3%. The increase is attributable to increased investment in the securities portfolio. The securities portfolio represents 35.2% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $31.8 million at September 30, 2021, compared to $19.9 million at December 31, 2020, an increase of $11.8 million or 59.4%. The increase in cash and cash equivalents is primarily the result of customers’ continued preference toward security and liquidity of assets.

Funding

At September 30, 2021, core deposits totaled $1.1 billion, compared to $1.0 billion at December 31, 2020, an increase of $124.8 million or 12.3%. The increase is the result of the Bancorp’s efforts to maintain and grow core deposits. Core deposits include checking, savings, and money market accounts and represented 81.2% of the Bancorp’s total deposits at September 30, 2021. During the nine months ended September 30, 2021, balances for noninterest bearing checking, interest bearing checking, savings, and money market accounts increased. The increase in these core deposits is a result of management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. At September 30, 2021, balances for certificates of deposit totaled $263.9 million, compared to $284.8 million at December 31, 2020, a decrease of $20.9 million or 7.3%. The decrease in certificate of deposits was the result of product pricing strategies to lower excess liquidity on the balance sheet. In addition, at September 30, 2021, borrowings and repurchase agreements totaled $23.8 million, compared to $19.9 million at December 31, 2020, an increase of $4.0 million or 20.1%. The increase in short-term borrowings was a result of cyclical inflows of repurchase agreement balances.

Asset Quality

At September 30, 2021, non-performing loans totaled $13.5 million, compared to $14.4 million at December 31, 2020, a decrease of $822 thousand or 5.7%. The Bancorp’s ratio of non-performing loans to total loans was 1.42% at September 30, 2021, compared to 1.49% at December 31, 2020. The Bancorp’s ratio of non-performing assets to total assets was 0.91% at September 30, 2021, compared to 1.06% at December 31, 2020.

For the nine months ended September 30, 2021, $1.3 million in provisions to the allowance for loan losses were required, compared to $1.9 million for the nine months ended September 30, 2020, a decrease of $578 thousand or 30.9%. For the nine months ended September 30, 2021, recoveries, net of charge-offs, totaled $23 thousand. At September 30, 2021, the allowance for loan losses is considered adequate by management and totaled $13.8 million. The allowance for loan losses as a percentage of total loans was 1.44% at September 30, 2021, compared to 1.29% at December 31, 2020. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 101.71% at September 30, 2021, compared to 86.72% at December 31, 2020.

Management also considers reserves on loans from acquisition activity that are not part of the allowance for loan losses. The Bancorp acquired loans for which there was evidence of credit quality deterioration since origination and it was determined that it was probable that the Bancorp would be unable to collect all contractually required principal and interest payments. At September 30, 2021, total purchased credit impaired loan reserves totaled $1.3 million compared to $2.1 million at December 31, 2020. Additionally, the Bancorp has acquired loans without evidence of credit quality deterioration since origination and has marked these loans to their fair values. As part of the fair value of loans receivable, there was a net fair value discount for loans acquired of $1.2 million at September 30, 2021, compared to $2.0 million at December 31, 2020. When these additional reserves are included on a pro forma basis, the allowance for loan losses as a percentage of total loans was 1.71% at September 30, 2021, and the allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 120.70% at September 30, 2021. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP figures.

Capital Adequacy

At September 30, 2021, shareholders’ equity stood at $152.6 million, and tangible capital represented 8.6% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2021, were 14.4% for total capital to risk-weighted assets, 13.1% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.4% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $43.85 per share at September 30, 2021.

Impacts of COVID-19

The COVID-19 pandemic began to affect the Bancorp’s operations during March 2020, and as of the date of this release, continues to influence operating decisions. In response to the pandemic, the Bancorp’s management implemented the following policy actions:

●

Participating in the U.S. Small Business Administration’s Paycheck Protection Program (“PPP”), a program initiated to help small businesses maintain their workforces during the pandemic. As of September 30, 2021, the Bancorp approved 782 applications totaling $91.5 million for the first round, with an average loan size of approximately $117 thousand. These loans helped local business owners retain 10,758 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 3.80% for the first round of the program, and fees will be earned over the life of the associated loans. The first round of PPP closed in August of 2020. On December 21, 2020, Congress passed the Consolidated Appropriations Act, 2021, which included provisions for a second round of PPP funding in 2021. As of September 30, 2021, the Bancorp approved 420 applications totaling $37.5 million for the second round, with an average loan size of approximately $89 thousand. These loans will help local business owners retain 4,410 employees based on the borrowers’ applications. The Bancorp’s SBA lender fee is averaging approximately 5.32% for this program, and fees will be earned over the life of the associated loans. As of September 30, 2021, the Bancorp had remaining loan balances under the Paycheck Protection Program totaling $32.9 million.

●

Prudently helping borrowers who are or may be unable to meet their contractual payment obligations because of the effects of COVID-19. Consistent with regulatory guidance, the Bancorp will consider deferring or modifying a loan customer’s repayment obligation if the customer’s cash flow has been negatively impacted by the pandemic. Outstanding borrower deferrals and modifications continue to decline. Loans modified to interest only payment or full payment deferral as part of the effects of COVID-19 as of September 30, 2021 and June 30, 2021, are as follows:

(Dollars in thousands)	(Unaudited)
As of September 30, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	11	$1,485	-	$-
Total $	11	$1,485	-	$-

(Dollars in thousands)	(Unaudited)
As of June 30, 2021	Mortgage loans		Commercial Loans
	Number of Loans	Recorded Investment	Number of Loans	Recorded Investment
Interest only	15	$1,656	1	$2,973
Full interest, partial principal	-	-	2	1,021
Full payment deferral	1	98	-	-
Total $	16	$1,754	3	$3,994

●

As the Bancorp continues to monitor the borrowers that are in and outside of deferral status, some loan relationships may be deemed non-performing. As of September 30, 2021, a single large commercial real estate loan relationship, which operates a hotel, with a carrying balance of $5.0 million, continued to be deemed non-performing after COVID-19 pandemic stresses negatively impacted weak operating performance which occurred prior to the pandemic. Through management’s review of the loan relationship, a specific reserve within the allowance for loan losses was allocated as of September 30, 2021. As of September 30, 2021, the customer is currently in compliance with all modified loan terms. No other material COVID-19 impacted loans that are in deferral status have been deemed non-performing at this time. As of September 30, 2021, a total of 236 loans have come out of COVID-19 related deferral status with carrying balances of $85.9 million. All of these loans continue to be performing, except one commercial real estate loan with a carrying balance of $835 thousand and several residential real estate loans with total carrying balances of $964 thousand.

About Finward Bancorp

Finward Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Chicagoland. Finward Bancorp’s common stock is quoted on the NASDAQ Stock Market, LLC under the symbol FNWD. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and Finward Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of the Bancorp. For these statements, the Bancorp claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about the Bancorp, including the information in the filings the Bancorp makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: the significant risks and uncertainties for our business, results of operations, and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on financial markets, the effectiveness of our remote work arrangements and staffing levels in branches and other operational facilities, and actions taken by governmental authorities and other third parties in response to the pandemic; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates, market liquidity, and capital markets, as well as the magnitude of such changes, which may reduce net interest margins; inflation; customer acceptance of the Bancorp’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance, and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable, and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties, and us.

Important Additional Information for Shareholders and Where to Find It

In connection with the proposed merger between the Bancorp and Royal Financial, Inc. (“RYFL”), the Bancorp has filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of the Bancorp and RYFL and a Prospectus of the Bancorp (the “Joint Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents the Bancorp has filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain copies of the documents the Bancorp has filed with the SEC, free of charge, from the Bancorp at www.ibankpeoples.com under the tab “Investor Relations – SEC Filings.” Alternatively, these documents can be obtained free of charge from the Bancorp upon written request to Finward Bancorp, Attn: Shareholder Services, 9204 Columbia Avenue, Munster, Indiana 46321, or by calling (219) 836-4400, and from RYFL upon written request to Royal Financial, Inc., Attn: Corporate Secretary, 9226 South Commercial Avenue, Chicago, Illinois 60617, or by calling (773) 768-4800. The information available through the Bancorp’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings the Bancorp makes with the SEC.

The Bancorp and RYFL and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Bancorp and RYFL in connection with the proposed merger. Information about the directors and executive officers of the Bancorp is set forth in the Bancorp’s Annual Report on Form 10-K filed with the SEC on March 22, 2021, and in the proxy statement for the Bancorp’s 2021 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 31, 2021. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Disclosure Regarding Non-GAAP Measures

This press release includes certain financial measures that are identified as non-GAAP. However, certain non-GAAP performance measures are used by management to evaluate and measure the Bancorp’s performance. Although these non-GAAP financial measures are frequently used by investors to evaluate a financial institution, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

Finward Bancorp
Quarterly Financial Report

Key Ratios	Three months ended,					Nine months ended,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Return on equity	8.90%	9.17%	11.94%	8.59%	12.83%	9.96%	11.96%
Return on assets	0.87%	0.90%	1.18%	0.88%	1.27%	0.98%	1.20%
Basic earnings per share	$1.02	$1.03	$1.30	$1.00	$1.35	$3.35	$3.65
Diluted earnings per share	$1.02	$1.03	$1.30	$1.00	$1.35	$3.35	$3.65
Yield on loans	4.28%	4.21%	4.41%	4.61%	4.62%	4.30%	4.69%
Yield on security investments	1.94%	1.96%	2.02%	1.81%	1.91%	1.97%	2.13%
Total yield on earning assets	3.36%	3.38%	3.59%	3.77%	3.75%	3.44%	3.96%
Cost of deposits	0.13%	0.16%	0.19%	0.26%	0.33%	0.16%	0.49%
Cost of repurchase agreements	0.25%	0.28%	0.28%	0.33%	0.37%	0.27%	0.69%
Cost of borrowed funds	9.76%	0.47%	2.70%	2.74%	2.77%	3.09%	2.69%
Total cost of funds	0.13%	0.16%	0.20%	0.27%	0.35%	0.16%	0.52%
Net interest margin - tax equivalent	3.46%	3.42%	3.58%	3.66%	3.58%	3.49%	3.62%
Noninterest income / average assets	1.02%	0.92%	1.12%	1.27%	1.32%	1.02%	1.27%
Noninterest expense / average assets	3.04%	2.76%	2.73%	3.09%	2.72%	2.85%	2.86%
Net noninterest margin / average assets	-2.02%	-1.84%	-1.61%	-1.83%	-1.40%	-1.83%	-1.58%
Efficiency ratio	75.87%	70.79%	64.14%	68.40%	60.66%	70.26%	63.83%
Effective tax rate	7.04%	9.96%	14.09%	6.15%	17.18%	10.78%	16.82%
Dividend declared per common share	$0.31	$0.31	$0.31	$0.31	$0.31	$0.93	$0.93

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Net worth / total assets	9.48%	9.70%	9.57%	10.14%	9.99%
Book value per share	$43.85	$44.71	$42.76	$43.80	$42.70
Non-performing assets to total assets	0.91%	0.85%	0.92%	1.06%	1.11%
Non-performing loans to total loans	1.42%	1.27%	1.32%	1.49%	1.54%
Allowance for loan losses to non-performing loans	101.71%	111.13%	101.49%	86.72%	71.14%
Allowance for loan losses to loans outstanding	1.44%	1.42%	1.34%	1.29%	1.10%
Foreclosed real estate to total assets	0.01%	0.02%	0.03%	0.04%	0.03%

Finward Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Total assets	$1,609,924	$1,603,513	$1,555,348	$1,496,292	$1,479,954
Cash & cash equivalents	31,765	68,625	68,009	19,922	84,447
Certificates of deposit in other financial institutions	977	1,471	1,474	1,897	1,901
Securities - available for sale	531,010	473,927	422,868	410,669	324,181

Loans receivable:
Commercial real estate	$309,905	$315,087	$304,851	$298,257	$285,701
Residential real estate	268,798	268,649	276,728	286,048	284,381
Commercial business	125,922	149,414	163,896	158,140	184,406
Construction and land development	110,289	104,154	97,400	93,562	89,176
Multifamily	56,869	53,639	51,933	50,571	50,701
Home equity	35,652	36,684	36,222	39,233	42,127
Manufactured Homes	32,857	26,453	26,260	24,232	21,991
Government	9,841	8,462	9,372	10,142	13,205
Consumer	650	544	438	1,025	467
Farmland	205	309	315	215	218
Total loans	$950,988	$963,395	$967,415	$961,425	$972,373

Deposits:
Core deposits:
Noninterest bearing checking	$287,376	$275,819	$286,969	$241,620	$258,170
Interest bearing checking	315,575	307,148	279,984	274,867	258,734
Savings	284,681	277,944	271,910	254,108	240,215
Money market	254,671	253,427	245,750	246,916	238,098
Total core deposits	1,142,303	1,114,338	1,084,613	1,017,511	995,217
Certificates of deposit	263,897	280,758	282,081	284,828	285,439
Total deposits	$1,406,200	$1,395,096	$1,366,694	$1,302,339	$1,280,656

Borrowings and repurchase agreements	$23,844	$24,399	$15,917	$19,860	$31,145
Stockholder's equity	152,569	155,569	148,770	151,689	147,873

Finward Bancorp
Quarterly Financial Report

Consolidated Statements of Income	Three months ended,					Nine months ended,
(Dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2021	2021	2021	2020	2020	2021	2020
Interest income:
Loans	$10,270	$10,275	$10,746	$11,278	$11,263	$31,291	$33,589
Securities & short-term investments	2,396	2,160	1,981	1,733	1,573	6,537	5,021
Total interest income	12,666	12,435	12,727	13,011	12,836	37,828	38,610
Interest expense:
Deposits	452	549	651	827	1,050	1,652	4,494
Borrowings	14	14	30	77	98	58	342
Total interest expense	466	563	681	904	1,148	1,710	4,836
Net interest income	12,200	11,872	12,046	12,107	11,688	36,118	33,774
Provision for loan losses	139	576	578	1,816	849	1,293	1,871
Net interest income after provision for loan losses	12,061	11,296	11,468	10,291	10,839	34,825	31,903
Noninterest income:
Gain on sale of loans held-for-sale, net	1,229	1,116	2,049	1,551	2,420	4,394	6,037
Fees and service charges	1,473	1,471	1,066	1,488	1,473	4,010	3,673
Wealth management operations	604	576	607	533	537	1,787	1,605
Gain on sale of securities, net	590	269	417	974	197	1,276	1,374
Increase in cash value of bank owned life insurance	180	188	169	174	177	537	534
Gain on sale of foreclosed real estate, net	-	36	(9)	(49)	24	27	127
Other	70	24	14	30	27	108	97
Total noninterest income	4,146	3,680	4,313	4,701	4,855	12,139	13,447
Noninterest expense:
Compensation and benefits	6,042	5,897	5,685	6,408	5,517	17,624	16,447
Occupancy and equipment	1,380	1,324	1,372	1,079	1,150	4,076	3,854
Data processing	872	597	528	596	583	1,997	1,671
Marketing	334	195	199	168	183	728	571
Federal deposit insurance premiums	236	204	180	217	209	620	564
Other	3,537	2,793	2,529	3,028	2,393	8,859	7,033
Total noninterest expense	12,401	11,010	10,493	11,496	10,035	33,904	30,140
Income before income taxes	3,806	3,966	5,288	3,496	5,659	13,060	15,210
Income tax expenses	268	395	745	735	972	1,408	2,559
Net income	$3,538	$3,571	$4,543	$2,761	$4,687	$11,652	$12,651

Finward Bancorp
Quarterly Financial Report

Asset Quality	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2021	2020	2020
Nonaccruing loans	$11,027	$12,025	$12,257	$13,799	$14,481
Accruing loans delinquent more than 90 days	2,516	248	599	566	579
Securities in non-accrual	1,011	970	944	929	879
Foreclosed real estate	81	368	491	538	501
Total nonperforming assets	$14,635	$13,611	$14,291	$15,832	$16,440

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$1,904	$1,770	$1,884	$1,775	$1,330
ALL general allowances for loan portfolio	11,870	11,869	11,163	10,683	9,384
Total ALL	$13,774	$13,639	$13,047	$12,458	$10,714

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$1,126	$1,269	$407	$155	$441
Nonaccruing troubled debt restructurings, compliant (2)	102	-	366	383	113
Accruing troubled debt restructurings	1,427	1,182	1,210	1,583	1,536
Total troubled debt restructurings	$2,655	$2,451	$1,983	$2,121	$2,090

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement
(2)	included in nonaccruing loan balances presented above

	(Unaudited)
	September 30,	Required
	2021	To Be Well
	Actual Ratio	Capitalized
Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	13.1%	N/A
Tier 1 capital to risk-weighted assets	13.1%	N/A
Total capital to risk-weighted assets	14.4%	N/A
Tier 1 capital to adjusted average assets	8.4%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	12.8%	6.5%
Tier 1 capital to risk-weighted assets	12.8%	8.0%
Total capital to risk-weighted assets	14.1%	10.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%

Quarter-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
(unaudited)	September 30, 2021			September 30, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$53,786	$12	0.09	$72,920	$22	0.12
Federal funds sold	1,112	-	-	719	7	3.89
Certificates of deposit in other financial institutions	1,262	6	1.90	1,877	10	2.13
Securities available-for-sale	486,993	2,363	1.94	315,090	1,506	1.91
Loans receivable	960,274	10,270	4.28	975,794	11,263	4.62
Federal Home Loan Bank stock	3,247	15	1.85	3,918	28	2.86
Total interest earning assets	1,506,674	$12,666	3.36	1,370,318	$12,836	3.75
Cash and non-interest bearing deposits in other financial institutions	41,378			15,814
Allowance for loan losses	(13,688)			(9,917)
Other noninterest bearing assets	97,290			98,879
Total assets	$1,631,654			$1,475,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,436,125	$452	0.13	$1,282,698	$1,050	0.33
Repurchase agreements	20,970	13	0.25	16,246	15	0.37
Borrowed funds	41	1	9.76	12,000	83	2.77
Total interest bearing liabilities	1,457,136	$466	0.13	1,310,944	$1,148	0.35
Other noninterest bearing liabilities	15,508			18,034
Total liabilities	1,472,644			1,328,978
Total stockholders' equity	159,010			146,116
Total liabilities and stockholders' equity	$1,631,654			$1,475,094

Return on average assets	0.87%			1.27%
Return on average equity	8.90%			12.83%
Net interest margin (average earning assets)	3.24%	$12,200		3.41%	$11,688
Net interest margin (average earning assets) - tax equivalent	3.46%			3.58%

Year-to-Date
(Dollars in thousands)	Average Balances, Interest, and Rates
	September 30, 2021			September 30, 2020
	Average Balance	Interest	Rate (%)	Average Balance	Interest	Rate (%)
ASSETS
Interest bearing deposits in other financial institutions	$53,774	$33	0.08	$42,025	$91	0.29
Federal funds sold	1,064	-	-	2,716	92	4.52
Certificates of deposit in other financial institutions	1,443	21	1.94	1,859	35	2.51
Securities available-for-sale	435,119	6,428	1.97	295,073	4,708	2.13
Loans receivable	970,740	31,291	4.30	954,985	33,589	4.69
Federal Home Loan Bank stock	3,535	55	2.07	3,916	95	3.23
Total interest earning assets	1,465,675	$37,828	3.44	1,300,574	$38,610	3.96
Cash and non-interest bearing deposits in other financial institutions	37,186			17,530
Allowance for loan losses	(13,205)			(9,508)
Other noninterest bearing assets	97,674			98,611
Total assets	$1,587,330			$1,407,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Total deposits	$1,395,883	$1,652	0.16	$1,222,497	$4,494	0.49
Repurchase agreements	17,458	35	0.27	13,959	72	0.69
Borrowed funds	992	23	3.09	13,386	270	2.69
Total interest bearing liabilities	1,414,333	$1,710	0.16	1,249,842	$4,836	0.52
Other noninterest bearing liabilities	17,052			16,270
Total liabilities	1,431,385			1,266,112
Total stockholders' equity	155,945			141,095
Total liabilities and stockholders' equity	$1,587,330			$1,407,207

Return on average assets	0.98%			1.20%
Return on average equity	9.96%			11.96%
Net interest margin (average earning assets)	3.29%	$36,118		3.46%	$33,774
Net interest margin (average earning assets) - tax equivalent	3.49%			3.62%
			3.28			3.44

	Table 1 - Reconciliation of the Non-GAAP Performance Ratios

	(Dollars in thousands)	Three Months Ended		Nine Months Ended
	(unaudited)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	Calculation of core net income
	Net income	$3,538	$4,687	$11,652	$12,651
	Realized loss/(gain) on securities	(590)	(197)	(1,276)	(1,374)
	Core deposit accretion	249	249	745	745
	Purchase discount amortization	(271)	(398)	(897)	(1,430)
	Related tax benefit/(cost)	129	73	300	432
(A)	Core net income	$3,055	$4,414	$10,524	$11,024

	Calculation of core diluted earnings per share
(A)	Core net income	$3,055	$4,414	$10,524	$11,024
	Diluted average common shares outstanding	3,479,139	3,463,136	3,476,406	3,461,598
	Core diluted earnings per share	$0.88	$1.27	$3.03	$3.18

	Calculation of core return on average assets
(A)	Core net income	$3,055	$4,414	$10,524	$11,024
	Average total assets	1,631,654	1,475,094	1,587,330	1,407,207
	Core return on average assets	0.75%	1.20%	0.88%	1.04%

	Calculation of core pre-provision net revenue
	Net interest income	$12,200	$11,688	$36,118	$33,774
	Non-interest income	4,146	4,855	12,139	13,447
	Non-interest expense	(12,401)	(10,035)	(33,904)	(30,140)
	Pre-provision net revenue	3,945	6,508	14,353	17,081
	Realized loss/(gain) on securities	(590)	(197)	(1,276)	(1,374)
	Core deposit accretion	249	249	745	745
	Purchase discount amortization	(271)	(398)	(897)	(1,430)
(B)	Core pre-provision net revenue	$3,333	$6,162	$12,925	$15,022

	Calculation of core pre-provision net revenue to average assets
(B)	Core pre-provision net revenue	$3,333	$6,162	$12,925	$15,022
	Average total assets	1,631,654	1,475,094	1,587,330	1,407,207
	Core pre-provision net revenue to average assets	0.82%	1.67%	1.09%	1.42%

	Calculation of tangible assets (excluding PPP)
	Total assets	$1,609,924	$1,474,034	$1,609,924	$1,474,034
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other Intangibles	(3,374)	(4,368)	(3,374)	(4,368)
	Paycheck Protection Plan ("PPP") loans	(32,892)	(91,453)	(32,892)	(91,453)
(C)	Tangible assets (excluding PPP)	$1,562,549	$1,367,104	$1,562,549	$1,367,104

	Calculation of tangible common equity
	Total stockholder's equity	$152,569	$147,873	$152,569	$147,873
	Goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Other intangibles	(3,374)	(4,368)	(3,374)	(4,368)
(D)	Tangible common equity	$138,086	$132,396	$138,086	$132,396

	Calculation of tangible common equity to tangible assets (excluding PPP)
(D)	Tangible common equity	$138,086	$132,396	$138,086	$132,396
(C)	Tangible assets (excluding PPP)	1,562,549	1,367,104	1,562,549	1,367,104
	Tangible common equity to tangible assets	8.84%	9.68%	8.84%	9.68%

	Calculation of average tangible common equity
	Average stockholder's common equity	$159,010	$146,116	$155,945	$141,095
	Average goodwill	(11,109)	(11,109)	(11,109)	(11,109)
	Average other intangibles	(3,523)	(4,517)	(3,768)	(4,763)
(E)	Average tangible stockholders' common equity	$144,378	$130,490	$141,068	$125,223

	Calculation of core return on average common equity
(A)	Core net income	$3,055	$4,414	$10,524	$11,024
(E)	Average tangible common equity	144,378	130,490	141,068	125,223
	Core return on average common equity	8.46%	13.53%	9.95%	11.74%

	Calculation of core yield on loans
	Interest income on loans	$10,270	$11,263	$31,291	$33,589
	Loan accretion income	(271)	(398)	(897)	(1,430)
	Adjusted interest income on loans	9,999	10,865	30,394	32,159
	Average loan balances	960,274	975,794	970,740	954,985
	Core yield on loans	4.17%	4.45%	4.17%	4.49%

	Calculation of adjusted allowance for loan loss to total loans
	Allowance for loan losses	$(13,774)	$(9,866)	$(13,774)	$(9,866)
	Additional reserves not part of the allowance for loan loss	(2,572)	(4,587)	(2,572)	(4,587)
(F)	Adjusted allowance for loan loss	(16,346)	(14,453)	(16,346)	(14,453)
	Total loans	956,352	981,902	956,352	981,902
	Adjusted allowance for loan loss to total loans	1.71%	1.47%	1.71%	1.47%

	Calculation of adjusted allowance for loan loss to nonperforming loans
(F)	Adjusted allowance for loan loss	$(16,346)	$(14,453)	$(16,346)	$(14,453)
	Nonperforming loans	13,543	15,060	13,543	15,060
	Adjusted allowance for loan loss to nonperforming loans (coverage ratios)	120.70%	95.97%	120.70%	95.97%

	Calculation of adjusted allowance for loan loss to total loans excluding PPP
(F)	Adjusted allowance for loan loss	$(16,346)	$(14,453)	$(16,346)	$(14,453)
	Total loans	956,352	975,794	956,352	954,985
	PPP loans	(32,892)	(91,453)	(32,892)	(91,453)
	Total loans excluding PPP	923,460	884,341	923,460	863,532
	Adjusted allowance for loan loss to total loans excluding PPP	1.77%	1.63%	1.77%	1.67%

	Calculation of core revenue
	Net interest income	$12,200	$11,688	$36,118	$33,774
	Non-interest income	4,146	4,855	12,139	13,447
	Realized loss/(gain) on securities	(590)	(197)	(1,276)	(1,374)
(G)	Core revenue	$15,756	$16,346	$46,981	$45,847

	Calculation of core non-interest expense
	Non-interest expense	$12,401	$10,035	$33,904	$30,140
	Core deposit accretion	249	249	745	745
	Purchase discount amortization	(271)	(398)	(897)	(1,430)
(H)	Core non-interest expense	$12,379	$9,886	$33,752	$29,455

	Calculation of core efficiency ratio
(H)	Core non-interest expense	$12,379	$9,886	$33,752	$29,455
(G)	Core revenue	15,756	16,346	46,981	45,847
	Core efficiency ratio	78.57%	60.48%	71.84%	64.25%

	Calculation of core non-interest expense to total average assets
(H)	Core non-interest expense	$12,379	$9,886	$33,752	$29,455
	Average total assets	1,631,654	1,475,094	1,587,330	1,407,207
	Core non-interest expense to total average assets	0.76%	0.67%	2.13%	2.09%

	Calculation of tax adjusted net interest margin
	Net interest income	$12,200	$11,688	$36,118	$33,774
	Tax adjusted interest on securities and loans	851	567	2,273	1,497
	Adjusted net interest income	13,051	12,255	38,391	35,271
	Total average earning assets	1,506,674	1,370,318	1,465,675	1,300,574
	Tax adjusted net interest margin	3.46%	3.58%	3.49%	3.62%